[REGENERON LOGO]

FOR IMMEDIATE RELEASE

                      REGENERON ANNOUNCES OPERATING RESULTS

         Tarrytown, New York, January 25, 2001 -- Regeneron Pharmaceuticals, Inc. (NASDAQ: REGN) today announced its full year and fourth quarter financial and operating results for 2000.

         Regeneron reported a net loss of $23.2 million, or $0.66 per share, for the year ended December 31, 2000, compared to a net loss of $23.1 million, or $0.74 per share, in 1999. Cash and marketable securities at December 31, 2000 were $154.4 million, compared to $93.6 million at December 31, 1999.

         Regeneron's total revenue in 2000 increased to $67.8 million from $39.7 million in 1999. The increase was due primarily to higher contract research and development revenue, research progress payments received in 2000, and higher contract manufacturing revenue. Contract research and development revenue increased from The Procter & Gamble Company in connection with its long-term collaboration agreement with the Company and from Amgen-Regeneron Partners related to increased clinical trial activity. Research progress payments received in 2000 totaled $6.2 million, including two non-recurring payments totaling $3.5 million from Procter & Gamble related to its long-term collaboration agreement and a $3.0 million payment (less $0.3 million of Japanese withholding tax) from Sumitomo Pharmaceuticals Co., Ltd. related to a drug development agreement. Contract manufacturing revenue increased from Merck & Co., Inc. in connection with a long-term agreement and from Sumitomo Pharmaceuticals.

         The Company's full year operating expenses in 2000 increased to $89.4 million from $62.8 million in 1999 due primarily to higher research and development expense and contract manufacturing expense. The increase in research and development expense related to higher staffing and increased activity in the Company's preclinical and clinical research programs. Contract manufacturing expense was higher due to costs associated with commercial production for Merck and Sumitomo Pharmaceuticals.

         For the fourth quarter of 2000, Regeneron reported a net loss of $8.5 million, or $0.23 per share, compared to a net loss of $1.4 million, or $0.04 per share, in the fourth quarter of 1999. Regeneron's total revenue in the fourth quarter of 2000 increased to $21.7 million from $13.1 million in the same period of 1999 due primarily to higher contract manufacturing revenue from Merck and Sumitomo Pharmaceuticals.

         Total operating expenses increased to $30.1 million in the fourth quarter of 2000 from $14.5 million in the same period of 1999, due primarily to higher research and development expense and contract manufacturing expense. The increase in research and development expense related to higher staffing and increased activity in Regeneron's preclinical and clinical research programs. Contract manufacturing expense was higher due to costs associated with commercial production for Merck and Sumitomo Pharmaceuticals.

         During the fourth quarter of 2000, the Company adopted Staff Accounting Bulletin 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, (SAB 101) effective as of January 1, 2000. The cumulative effect of adopting SAB 101 was to increase the Company's net loss by $1.6 million, or $0.04 per share, for the full year 2000.

         Per share amounts are based on the weighted average number of shares of the Company's Common Stock and Class A Stock outstanding.

         CLINICAL DEVELOPMENT UPDATE

         In November 2000, Regeneron reported preliminary results of a Phase II dose-ranging trial to study the safety and efficacy of AXOKINE(R) in severely obese patients. Patients treated with AXOKINE showed medically meaningful and statistically significant weight loss compared to those receiving placebo and the drug was generally well tolerated and was not associated with any reported serious adverse events. Pending discussions with the FDA, we intend to initiate Phase III testing of AXOKINE in mid-2001. In December 2000, Regeneron announced that it had initiated a Phase I clinical trial to assess the safety and tolerability of the Company's interleukin-1 (IL-1) Cytokine Trap in patients with rheumatoid arthritis. The placebo-controlled, double-blind, dose-escalation study is being conducted at several centers in the United States and includes a single dose phase and a multiple dose phase. Regeneron plans to place three new product candidates into clinical trials in 2001, including its VEGF Trap for cancer and related disorders, IL-4/13 Trap for asthma/allergy related conditions, and pegylated AXOKINE for obesity.

         On January 25, 2001, Amgen-Regeneron Partners discontinued all clinical development of BDNF for the potential treatment of amyotrophic lateral sclerosis
(ALS) following notification that BDNF did not provide a therapeutic advantage to ALS patients in clinical trials.

         Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic drugs for the treatment of serious medical conditions. Regeneron's platform technologies include Targeted Genomics(TM), Functionomics(TM), and Designer Protein Therapeutics(TM). Regeneron has drugs in clinical trials for the potential treatment of obesity and rheumatoid arthritis, and has preclinical development programs in cancer, asthma, allergies, and other diseases and disorders.

         THIS NEWS RELEASE DISCUSSES HISTORICAL INFORMATION AND INCLUDES FORWARD-LOOKING STATEMENTS ABOUT REGENERON AND ABOUT ITS PRODUCTS, PROGRAMS, FINANCES, AND BUSINESS, ALL OF WHICH INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES, SUCH AS RISKS ASSOCIATED WITH PRECLINICAL AND CLINICAL DEVELOPMENT OF DRUGS AND BIOLOGICS, DETERMINATIONS BY REGULATORY AND ADMINISTRATIVE GOVERNMENTAL AUTHORITIES, COMPETITIVE FACTORS, TECHNOLOGICAL DEVELOPMENTS, THE AVAILABILITY AND COST OF CAPITAL, THE COSTS OF DEVELOPING, PRODUCING, AND SELLING PRODUCTS, THE POTENTIAL FOR ANY COLLABORATION AGREEMENT TO BE CANCELED OR TO TERMINATE WITHOUT ANY PRODUCT SUCCESS, AND OTHER MATERIAL RISKS. A MORE COMPLETE DESCRIPTION OF THESE RISKS CAN BE FOUND IN REGENERON'S FILINGS WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, INCLUDING ITS CURRENT FORM 10-Q AND ITS FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999. REGENERON DOES NOT UNDERTAKE ANY OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE.

                                       ###


Contact:  Murray A. Goldberg,
          Senior Vice President Finance and Administration and CFO Regeneron Pharmaceuticals, Inc.
          (914) 345-7492

                         REGENERON PHARMACEUTICALS, INC.
                      CONDENSED BALANCE SHEETS (UNAUDITED)
                                 (IN THOUSANDS)




                                                          DECEMBER 31,      DECEMBER 31,
                                                             2000               1999
                                                        ------------        -----------
ASSETS
Cash and marketable securities                              $154,370            $93,599
Receivable due from The Procter & Gamble Company               6,907
Inventory                                                      1,915              4,552
Property, plant and equipment, net                            36,934             36,298
Other assets                                                   8,148              2,550
                                                            --------           --------

 Total assets                                               $208,274           $136,999
                                                            ========           ========


LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses                         $9,446             $6,551
Deferred revenue                                              13,723             15,816
Capital lease obligations                                      1,148              2,584
Other liabilities                                              1,827              2,516
Stockholders' equity                                         182,130            109,532
                                                            --------           --------

 Total liabilities and stockholders' equity                 $208,274           $136,999
                                                            ========           ========

                         REGENERON PHARMACEUTICALS, INC.
                 CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                             FOR THE THREE MONTHS      FOR THE YEAR
                                              ENDED DECEMBER 31,      ENDED DECEMBER 31,
                                             2000          1999        2000      1999
                                           ----------   ---------  ----------  ----------
Revenues
     Contract research and development         $9,156      $9,228     $36,478     $24,539
     Research progress payments                                         6,200
     Contract manufacturing                     9,981       2,661      16,598       9,960
     Investment income                          2,513       1,193       8,480       5,207
                                             --------    --------    --------    --------
                                               21,650      13,082      67,756      39,706
                                             --------    --------    --------    --------


Expenses
     Research and development                  15,786       9,977      56,256      44,940
     Loss in Amgen-Regeneron Partners           1,125       1,650       4,575       4,159
     General and administrative                 3,106       1,664       8,309       6,355
     Depreciation and amortization              1,296         974       4,421       3,426
     Contract manufacturing                     8,738         160      15,566       3,612
     Interest                                      54          39         281         284
                                             --------    --------    --------    --------
                                               30,105      14,464      89,408      62,776
                                             --------    --------    --------    --------

Net loss before cumulative effect of a
     change in accounting principle            (8,455)     (1,382)    (21,652)    (23,070)
Cumulative effect of adopting Staff
     Accounting Bulletin 101 ("SAB 101")                               (1,563)
                                             --------    --------    --------    --------

Net loss                                      ($8,455)    ($1,382)   ($23,215)   ($23,070)
                                             ========    ========    ========    ========

Net loss per share, basic and diluted:
     Net loss before cumulative effect of
         a change in accounting principle      ($0.23)     ($0.04)     ($0.62)     ($0.74)
     Cumulative effect of adopting SAB 101                              (0.04)
                                             --------    --------    --------    --------

     Net loss per share                        ($0.23)     ($0.04)     ($0.66)     ($0.74)
                                             ========    ========    ========    ========


Weighted average number of Common
  and Class A shares outstanding,
  basic and diluted                            36,767      31,341      34,950      31,308
                                             ========    ========    ========    ========